As filed with the Securities and Exchange Commission on August 28, 2020

Registration No. 333-226758
Registration No. 333-204163
Registration No. 333-168871
Registration No. 333-145771
Registration No. 333-61180
Registration No. 333-61160

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-226758)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-204163)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-168871)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-145771)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-61180)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-61160)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GlobalSCAPE, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	74-2785449
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4500 Lockhill-Selma, Suite 150 San Antonio, Texas 78249 (210) 308-8267
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2016 Employee Long-Term Equity Incentive Plan
2015 Non-Employee Directors Long-Term Equity Incentive Plan
2010 Employee Long-Term Equity Incentive Plan
2006 Non-Employee Directors Long-Term Equity Incentive Plan
2000 Stock Option Plan
1998 Stock Option Plan

(Full title of the plans)

Kyle Hofmann Secretary c/o Help/Systems, LLC 6455 City West Parkway Eden Prairie, MN 55344
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John T. Haggerty, Esq.
Lillian Kim, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

GlobalSCAPE, Inc., a Delaware corporation (the “Company”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister certain shares of the Company’s common stock, which had a par value of $0.001 per share prior to the Transactions (as defined below) (the “Common Stock”), and remaining unissued and other obligations and interests, originally registered under the Registration Statements filed by the Company with the Securities and Exchange Commission (the “Commission”):

•
Registration Statement on Form S-8 (Registration File No. 333-61160), pertaining to the registration of 1,424,980 shares of Common Stock under the 1998 Stock Option Plan, which was filed with the Commission on May 17, 2001;

•
Registration Statement on Form S-8 (Registration File No. 333-61180), pertaining to the registration of 3,660,000 shares of Common Stock under the 2000 Stock Option Plan, which was filed with the Commission on May 17, 2001;

•
Registration Statement on Form S-8 (Registration File No. 333-145771), pertaining to the registration of 500,000 shares of Common Stock under the 2006 Non-Employee Directors Long-Term Equity Incentive Plan, which was filed with the Commission on August 29, 2007;

•
Registration Statement on Form S-8 (Registration File No. 333-168871), pertaining to the registration of 3,000,000 shares of Common Stock under the 2010 Employee Long-Term Equity Incentive Plan, which was filed with the Commission on August 16, 2010;

•
Registration Statement on Form S-8 (Registration File No. 333-204163), pertaining to the registration of 500,000 shares of Common Stock under the 2015 Non-Employee Directors Long-Term Equity Incentive Plan, which was filed with the Commission on May 14, 2015; and

•
Registration Statement on Form S-8 (Registration File No. 333-226758), pertaining to the registration of 5,000,000 shares of Common Stock under the 2016 Employee Long-Term Equity Incentive Plan, which was filed with the Commission on August 10, 2018.

On July 19, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Help/Systems, LLC, a Delaware limited liability company (“Parent”), Grail Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely with respect to certain sections therein, HS Purchaser, LLC, a Delaware limited liability company, and Help/Systems Holdings, Inc., a Delaware corporation. Pursuant to the Merger Agreement and upon the terms and subject to the conditions thereof, Merger Sub commenced a tender offer (the “Offer”) to purchase any and all of the outstanding shares (the “Shares”) of common stock of the Company, par value $0.001 per share, at a price of $9.50 per Share, subject to any required withholding of taxes, net to the seller in cash without interest, on the terms and subject to the conditions set forth in the Merger Agreement. Pursuant to the Merger Agreement, following the consummation of the Offer, and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Company (the “Merger” and, together with the Offer, the “Transactions”), whereupon the separate existence of Merger Sub ceased, and the Company became the surviving corporation of the Merger and a wholly owned subsidiary of Parent. The Merger became effective on August 28, 2020, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on the 28th day of August, 2020.

GLOBALSCAPE, INC.

By:	/s/ Kyle Hoffman
Name:	Kyle Hoffman
Title:	Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.